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Barbara Hasenstab News Release No.: 05-12

216-797-8798 Release Date: October 27, 2005

ASSOCIATED ESTATES REALTY CORPORATION REPORTS THIRD QUARTER RESULTS

Cleveland, Ohio - October 27, 2005 - Associated Estates Realty Corporation (NYSE: AEC) today reported net income applicable to common shares of $12,949,000 or $0.67 per common share (basic and diluted), for the third quarter ended September 30, 2005, compared with a net loss applicable to common shares of $3,816,000, or $0.20 per common share (basic and diluted), for the third quarter ended September 30, 2004. The results for the third quarter of 2005 include gains from property sales of approximately $0.90 per share.

Funds from operations (FFO) for the quarter were $0.22 per common share (basic and diluted), compared with $0.23 per common share (basic and diluted) for the third quarter ended September 30, 2004. A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Total revenues for the quarter were $38,777,000, compared with $38,073,000 for the third quarter of 2004. The increase reflects approximately $1.3 million in additional revenue from new acquisitions and approximately $754,000 in additional revenue from the Company's same store (market-rate) portfolio, partially offset by a decrease of approximately $1.1 million in revenue from the Company's painting subsidiary.

Additional quarterly and year to date financial information, including segment detail and performance by region for the Company's same store portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investor Relations" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://www.snl.com/interactive/ir/corp.asp?iid=103102.

Same Store (Market-Rate) Portfolio

Revenues for the quarter from the Company's same store (market-rate) portfolio were up 2.5 percent, and total property operating expenses for the same store (market-rate) portfolio increased 4.9 percent, resulting in a 0.3 percent increase in net operating income (NOI), compared with the third quarter of 2004. Excluding the impact of the state of Ohio property tax rollback expense, discussed under "Year to Date Performance" below, NOI would have increased 1.4 percent, compared with the third quarter of 2004.

Physical occupancy was 93.5 percent at the end of the third quarter of 2005, compared with physical occupancy of 92.4 percent at the end of the third quarter of 2004.

For the third quarter, the average net collected rent per unit for the same store (market-rate) properties increased 2.5 percent to $688 per month, compared with the third quarter of 2004. Net collected rent per unit for the Company's same store (market-rate) Midwest portfolio grew 2.0 percent, while net collected rent per unit for the Company's same store (market-rate) properties in non-Midwest markets grew 4.6 percent.

Sequential Same Store (Market-Rate) Portfolio

On a sequential quarterly basis, revenues from the Company's same store (market-rate) portfolio were up 0.9 percent, and the average net collected rent per unit for the same store (market-rate) properties increased 0.7 percent in the third quarter, compared with the second quarter of 2005.

Year to Date Performance

For the nine months ended September 30, 2005, the Company had net income applicable to common shares of $5,674,000 or $0.29 per common share (basic and diluted), compared with net income applicable to common shares of $929,000 or $0.05 per common share (basic and diluted) for the nine months ended September 30, 2004.

Funds from operations (FFO) for the first nine months of 2005 were $0.54 per common share (basic and diluted), compared with $0.82 per common share (basic and diluted) for the nine months ended September 30, 2004. The results for the nine months of 2005 include non-cash redemption costs of approximately $0.11 per share associated with the redemption of the Company's Class A Preferred Shares in January 2005.

The year-to-date FFO per share for 2005 includes: increased interest costs associated with a trust preferred offering; more "normalized" operations for the Company's painting subsidiary; and the impact of the elimination of a 10 percent property tax rollback for certain businesses in the state of Ohio, which resulted in year-to-date real estate tax increases of approximately $650,000, compared with 2004.

A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Dispositions and Acquisitions

In August, the Company completed the sale of The Triangle Apartments, a 279-unit apartment community in Cleveland, OH, to nearby Case Western Reserve University (CWRU). The Company continues to manage the property for CWRU. The Company also completed the sale of Windsor at Metrowest, a 460-unit community in Orlando, on October 24.

Proceeds from the sales of properties are currently being used to pay down debt, repurchase shares of the Company's stock, and to acquire or develop properties.

On October 11, the Company acquired The Grove at Buckhead, a 168-unit apartment community in Atlanta.

Stock Repurchase

Under a $50 million stock repurchase program previously announced, the Company repurchased 903,900 shares at an average cost of $9.86 per share during the quarter.

Outlook

The Company said its current FFO expectations for the year, excluding the non-cash redemption costs, are at the low end of the previously stated range of $0.92 to $0.97 per share before the impact of any costs associated with the early extinguishment of debt.

Conference Call

A conference call to discuss the results will be held today, Thursday, October 27, at 2:00 p.m. Eastern. To participate in the call:

Via Telephone: The dial in number is 800-540-0559, and the passcode is "Estates." A replay of the call will be available at 800-934-3941 through the close of business on Friday, October 28.

Via the Internet (listen only): Access the Investor Relations page on the Company's website at www.aecrealty.com. Please log on at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. Select the "Live Webcast" link at the top of the page and follow the brief instructions to register for the event. The webcast will be archived through November 10, 2005.

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2005 performance, which are based on certain assumptions. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, including without limitation the following: changes in economic conditions in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available apartments and change in market rental rates; increases in property and liability insurance costs; changes in government regulations affecting the Affordable Housing properties and other properties operated by the Company; changes in or termination of contracts relating to third party management and advisory business; inability to renew current Housing Assistance Payment (HAP) contracts at existing rents; weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to achieve anticipated reductions in operating expenses and increases in revenues; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks related to the Company's joint ventures; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; risks associated with property acquisitions such as environmental liability, among others; changes in market conditions that may limit or prevent the Company from acquiring or selling properties; and risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located.

Company Profile

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT"), headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages, or is a joint venture partner in 112 multifamily properties containing a total of 23,911 units located in 11 states.

ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Total revenue	$ 38,777	$ 38,073	$ 112,389	$ 113,469
Net income (loss)	14,210	(2,445)	11,705	5,042

Net income (loss) applicable to common shares (1)	12,949	(3,816)	5,674	929

Add: Depreciation - real estate assets	8,188	8,003	24,433	23,561
Depreciation - real estate assets - joint ventures	240	247	719	818
Amortization of joint venture deferred costs	8	9	25	(1)
Amortization of intangible assets	366	126	1,039	282
Less: Gain on disposition of properties	(17,406)	-	(21,437)	(9,682)

Funds from operations (FFO) (2)	4,275	4,569	10,453	15,907

Add: Original cost associated with redemption of preferred shares	-	-	2,163	-

Funds from operations (FFO) excluding preferred redemption costs (3)	4,275	4,569	12,616	15,907

Add: Depreciation - other assets	399	429	1,231	1,296
Depreciation - other assets - joint ventures	39	50	134	150
Amortization of deferred financing fees	261	263	885	800
Amortization of deferred financing fees - joint ventures	13	41	35	61
Less: Fixed asset additions	(2,923)	(2,965)	(5,640)	(5,999)
Fixed asset additions - joint ventures	(45)	(12)	(74)	(30)
Funds available for distribution (FAD) (4)	$ 2,019	$ 2,375	$ 9,187	$ 12,185

Per share:
Net income (loss) applicable to common shares - basic and diluted (1)	$ 0.67	$ (0.20)	$ 0.29	$ 0.05
Funds from operations - basic and diluted (2)	$ 0.22	$ 0.23	$ 0.54	$ 0.82
- excluding preferred redemption costs (3)	$ 0.22	$ 0.23	$ 0.65	$ 0.82
Dividends per share	$ 0.17	$ 0.17	$ 0.51	$ 0.51
Weighted average shares outstanding - basic and diluted	19,257	19,541	19,478	19,508

(1) After dividends and original costs associated with the preferred share redemption, of $1,261, $1,371, $6,031 and $4,113, equivalent to $0.07, $0.07, $0.31 and $0.21 per common share, respectively.

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted however, that certain other real estate companies may define FFO in a different manner.

(3) The Company defines FFO excluding preferred redemption costs as FFO, as defined above, plus the add back of the $2,163,000 original issuance costs associated with the redemption of preferred shares. In accordance with GAAP, the Company reclassified these costs from paid-in-capital to operating activity in connection with the redemption of the Series A Preferred Shares. The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

Should you have any questions concerning this release, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, 216-797-8798 or IR@aecrealty.com. The full text and supplemental schedules of this press release are available on AEC's home page at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.com